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Exhibit 21.1

SUBSIDIARIES OF VERSICOR INC.

        Versicor Inc. is a Delaware Corporation. On the date of this registration statement, Versicor has no subsidiaries.

        Upon the effectiveness of the proposed merger of Biosearch Italia S.p.A. with and into Versicor, Versicor will have the following subsidiary, which is currently a subsidiary of Biosearch Italia:

Name	Jurisdiction of Formation	Type of Entity	Versicor's Ownership	Other Business Names
Biosearch Manufacturing S.r.l.	Republic of Italy	società a responsibilità limitata (a limited liability company)	100%	none

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  Exhibit 21.1
SUBSIDIARIES OF VERSICOR INC.